UNITED STATES DEPARTMENT OF THE TREASURY

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

April 1, 2013

Ladies and Gentlemen:

Reference is made to both (i) that certain Letter Agreement incorporating the Securities Purchase Agreement — Standard Terms dated as of January 16, 2009 (the “Acquired Company Securities Purchase Agreement”) by and among the United States Department of the Treasury (the “Investor”) and ECB Bancorp (the “Acquired Company”) and (ii) that certain Letter Agreement incorporating the Securities Purchase Agreement — Standard Terms dated as of January 9, 2009 (the “Acquiror Company Securities Purchase Agreement,” and together with the Acquired Company Securities Purchase Agreement, the “Securities Purchase Agreements”) by and among Investor and Crescent Financial Bancshares, Inc. (the “Acquiror Company”; collectively, Acquiror Company and Acquired Company are referred to as the “Companies”). Further detail regarding both Securities Purchase Agreements are set forth on Schedule A hereto. Investor and Companies desire to set forth herein certain additional agreements as a result of the consummation of a merger transaction pursuant to an Agreement and Plan of Merger dated as of September 25, 2012 by and among Acquiror Company and Acquired Company, effective on April 1, 2013 (the “Merger Transaction”). This letter shall be referred to as the “Post-Merger Side Letter.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Securities Purchase Agreements and the Certificate of Designations.

As a result of the Merger Transaction, the Acquiror Company has assumed the obligations and responsibilities of Acquired Company with respect to Investor, in addition to its own. Specifically:

1.          Concurrently herewith, the Acquiror Company is paying all accrued and unpaid dividends on the Acquired Company’s Designated Preferred Shares and is issuing a new series of preferred shares in exchange for the Acquired Company’s Designated Preferred Shares; and

2.          Pursuant to Section 4.3 of the Acquired Company Securities Purchase Agreement and effective as of the date hereof, Acquiror Company hereby expressly assumes the due and punctual performance and observance of each and every covenant, agreement, and condition of the Securities Purchase Agreement and all ancillary documents to be performed and observed by Acquired Company.

In connection with the foregoing, with the exception of the Securities Purchase Agreements, Acquiror Company is issuing new documentation to Investor to reflect the investment that Investor initially made in the Acquired Company, including the following (all section references below are to the Acquired Company Securities Purchase Agreement, unless otherwise provided):

United States Department of the Treasury

1.          an officer’s certificate regarding a bring down of the representations in both Securities Purchase Agreements as of the date hereof, per Section 1.2(d)(ii), with any exceptions to such representations noted on a disclosure schedule attached hereto;

2.          evidence the Acquiror Company filed a Certificate of Designations in connection with the New Preferred Shares (as defined below) issued to Investor as outlined in paragraph 6 below, per Section 1.2(d)(iii);

3.          an officer’s certificate regarding compliance with Section 111(b) of the Emergency Economic Stabilization Act of 2008 as of the date hereof per Section 1.2(d)(n);

4.          a legal opinion regarding the New Preferred Shares and New Warrant (as defined below), per Section 1.2(d)(vi);

5.          a certificate representing a number of a new series of preferred shares issued by the Acquiror Company to replace the Acquired Company’s Designated Preferred Shares (the “New Preferred Shares”);

6.          waivers from Senior Executive Officers and others in accordance with the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), releasing Investor from certain claims, dated as of the date hereof, per Section 1.2(d)(v);

7.          a warrant to purchase shares of common stock issued by the Acquiror Company to replace the Acquired Company’s warrant (the “New Warrant”);

8.          a side letter regarding compliance with ARRA; and

9.          a copy of the articles and bylaws of the Acquiror Company.

Acquiror Company hereby acknowledges receipt of each of the closing documents in connection with each of the initial Investor closings for Acquired Company and Acquiror Company, with the exception of the Securities Purchase Agreements.

This side letter agreement, the Securities Purchase Agreements and the above-listed documentation constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof.

This side letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This side letter agreement shall be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

United States Department of the Treasury

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United States Department of the Treasury

Signature Page

In witness whereof, this side letter agreement has been duly executed by the authorized representatives of the parties hereto as of the date first above written.

CRESCENT FINANCIAL BANCSHARES, INC.

By:	/s/ Scott Custer
Name:	Scott Custer
Title:	CEO

ECB BANCORP, INC.

By:	/s/ A. Dwight Utz
Name:	A. Dwight Utz
Title:	President and CEO

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Timothy G. Massad
Name:	Timothy G. Massad
Title:	Assistant Secretary for Financial
Stability

Signature Page to merger Transaction Side Letter Agreement

SCHEDULE A

General Information Regarding Acquiror Company Initial Closing:

Acquiror Company Name: Crescent Financial Bancshares, Inc.

Date of Acquiror Company Letter Agreement incorporating the Securities Purchase Agreement: January 9, 2009

Corporate or other organizational form of the Acquiror Company: Corporation

Number and series of preferred stock issued to the Investor at the Acquiror Company Closing:	24,900 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Number of Acquiror Company Initial Warrant Shares: 833,705

General Information Regarding Acquired Company Initial Closing:

Acquired Company Name: ECB Bancorp, Inc.

Date of Acquired Company Letter Agreement incorporating the Securities Purchase Agreement: January 16, 2009

Corporate or other organizational form of the Acquired Company: Corporation

Number and series of preferred stock issued to the

Investor at the Acquired Company Closing:	17,949 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Number of Acquired Company Initial Warrant Shares: 144,984

Terms of the Merger/Acquisition:

Effective Date of Merger/Acquisition: April 1, 2013

Resultant Acquiror Securities:

Number of New Preferred Shares Issued to Investor by Acquiror Company Post-Merger to Replace the Acquired Company’s Preferred Shares: 17,949

Par Value of Such New Preferred Shares: No par value

Number of New Warrant Shares Issued to Investor by Acquiror Company Post-Merger to Replace Initial Warrant Shares: 514,693.2

Par Value of Such New Warrant Shares: $1.00 par value per share